Exhibit 99.1

Soluna Announces Monthly Business Update

ALBANY, NY, February 10, 2025 – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announced its January 2025 project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	Upcoming Webinar - Water Tower Research will host CEO John Belizaire for a Fireside Chat on Monday, February 10th at 11:00 AM ET. They will discuss company updates, project milestones, and Soluna’s pipeline. Register here to watch.
●	New AMA - CFO John Tunsion recently answered shareholders’ frequently asked questions in another installment of our Ask Me Anything (AMA) series. Read it here.
●	New Podcast Episodes - CEO John Belizaire hosts interviews with Soluna’s team and industry experts in a new limited series focused on AI, sustainability, and Soluna Cloud. Listen to the latest episodes here.
●	S-1 Registration Statement for SEPA Effective - the registration statement filed in conjunction with our Yorkville Advisors Standby Equity Purchase Agreement (“SEPA”) went effective.

Key Project Updates:

Project Dorothy 1A (25 MW, Bitcoin Hosting) / Project Dorothy 1B (25 MW, Bitcoin Prop-Mining):

●	Dorothy 1A and 1B incurred a 1-week planned outage for the Dorothy 2 substation interconnection.
●	The planned outage was used to upgrade the core network switches which will increase network security and reliability.
●	Additionally, critical power infrastructure maintenance was performed.
●	Following the outage, both sites have returned to full operation and are benefiting from warmer temperatures in the region resulting in minimal curtailments.

Project Dorothy 2 (48 MW, Bitcoin Hosting):

●	The substation interconnection was successfully completed, potentially paving the way for the initial energization of the site.
●	Coordination is underway with key partners to finalize grid and wind farm telemetry data to complete the energization checklist for ERCOT operations.
●	We completed a hosting tender with Hyperscale miners who have an interest in contracting for hosting.
●	A late February initial energization date is expected. Phase 1 commissioning and deployments are expected to begin early April.
●	The latest photos of the construction progress can be found here.

Project Grace (2 MW at Dorothy 2, AI Cloud/Hosting):

●	Behind-the-meter (BTM) architecture is progressing well with three different cooling technologies identified that can meet BTM Requirements.

Project Ada (1 MW, AI Cloud with HPE):

●	A new 128-GPU Atlas Cloud cluster went live on February 4th replacing the previously announced deal.
●	2 new contracts for GPUs are in the final stages of negotiation which, if entered into, would sell out the initial cluster with HPE.
●	The AI pipeline now exceeds 1,500 Nvidia H100 GPUs since the DeepSeek announcements. Inbound requests for H200s have also increased.

Project Sophie (25 MW, Bitcoin Hosting with Profit Share, AI Hosting):

●	The site is operating at 65% capacity due to an equipment failure within the utility substation during the recent cold snap last month.
●	Our hyperscale mining partners are satisfied with the rapid resolution of the outage.
●	The local utility has secured the parts that failed and is expected to complete the repair in March.

Project Kati (166 MW, Bitcoin Hosting and AI):

●	Negotiations are underway with suppliers on long-lead electrical infrastructure.
●	The design scope is being finalized for the first 83 MW of Bitcoin Hosting with an EPC bid process expected to be facilitated in late February.
●	We anticipate the next phase of the substation interconnection work will occur in April.

Customer Success:

●	We are in the process of deploying a 3rd expansion request with the customer Bit Digital.
●	Deploying the second batch of next-generation units (S21s) at Project Dorothy.
●	Completed deployment of 2nd expansion request with customer Bitmine Immersion Technologies.
●	Reviewing partner proposals for Dorothy 2 Bitcoin Hosting availability.

View Soluna’s recent AMA here.

View Soluna 2024 Earnings Power Presentation here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business and other statements that are predictive in nature. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the SEC, including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on April 1, 2024. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except to the extent required by law.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

Sam Sova

Partner and CEO

SOVA

Sam@letsgosova.com